Exhibit 1.2

Execution Copy

$130,000,000
Niagara Area Development Corporation
(New York)
Solid Waste Disposal Facility Refunding
Revenue Bonds (Covanta Project), Series 2018A (AMT)

$35,010,000
Niagara Area Development Corporation
(New York)
Solid Waste Disposal Facility Refunding
Revenue Bonds (Covanta Project), Series 2018B (Non-AMT)

BOND PURCHASE AGREEMENT

Niagara Area Development Corporation
6311 Inducon Corporate Drive, Suite 1
Sanborn, NY 14132

Covanta Holding Corporation
445 South Street
Morristown, NJ 07960

This Bond Purchase Agreement, dated August 29, 2018 (this “Bond Purchase Agreement”), is made and entered into by and among the Niagara Area Development Corporation (the “Issuer”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”), and Covanta Holding Corporation (the “Company”).

Section 1. Description of Bonds. The Issuer proposes to issue Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018A (AMT) in the aggregate principal amount of $130,000,000 (the “Series 2018A Bonds”) and Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018B (Non-AMT) in the aggregate principal amount of $35,010,000 (the “Series 2018B Bonds” and, collectively with the Series 2018A Bonds, the “Bonds”) pursuant to the Indenture of Trust, dated as of September 1,
2018 (the “Indenture”) between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Bonds will be dated the date of delivery, will mature on the maturity dates, will bear interest at the Term Interest Rates and will be subject to mandatory tender for purchase on the Mandatory Tender Dates, all as set forth on Schedule I attached hereto and as set forth in the Indenture, and further will be subject to redemption as set forth in the Indenture.

The Bonds are being issued pursuant to the authority of Section 1411 of the Not-for-Profit Corporations Law of the State of New York (the “State”), as from time to time amended and supplemented (the “Act”), and (ii) a bond resolution of the Issuer duly adopted on August 8, 2018

(the “Authorizing Resolution”). The Bonds are being issued by the Issuer to refund certain series of outstanding bonds previously issued by the Issuer for the benefit of the Company, as described in the hereinafter defined Loan Agreement (collectively, the “Project”). Pursuant to the Loan

Agreement, dated as of September 1, 2018 (the “Loan Agreement”), between the Issuer and the Company, the Company will covenant with the Issuer to make loan repayments equal to the principal and purchase price of, premium, if any, and interest on the Bonds, and pursuant to the Indenture, the Issuer will pledge and assign to the Trustee all of the Issuer’s right, title and interest in and to the Loan Agreement (with certain specified exceptions). The Issuer and the Company will enter into the Tax Certificate and Agreement, dated as of the hereinafter defined Closing Date (the “Tax Agreement”). The Company will enter into a Continuing Disclosure Agreement (the “Continuing Disclosure Agreement”) to be dated the Closing Date (as defined below), to provide continuing disclosure of annual financial information and notices of the occurrence of specified events, in form reasonably satisfactory to the Underwriter and its counsel.

The terms and conditions applicable to the purchase and sale of the Bonds on the Closing
Date (defined below) are specified herein.

Section 2. Establishment of Issue Price.

(a) The Underwriter agrees to assist the Issuer in establishing the issue price of the Bonds and shall execute and deliver to the Issuer at Closing an “issue price” or similar certificate, together with the supporting pricing wires or equivalent communications, substantially in the form attached hereto as Exhibit A, with such modifications as may be appropriate or necessary, in the reasonable judgment of the Underwriter, the Issuer and Bond Counsel, to accurately reflect, as applicable, the sales price or the Initial Offering Price (defined herein) to the public of the Bonds.

(b) The Issuer will treat the first price at which 10% of each series of the Bonds (the “10% test”) is sold to the public as the issue price of such Bonds. At or promptly after the execution of this Bond Purchase Agreement, the Underwriter shall report to the Issuer the price or prices at which the Underwriter has sold to the public the Bonds. If, at that time, the 10% test has not been satisfied as to either series of the Bonds, the Underwriter agrees to promptly report to the Issuer the prices at which the Underwriter has sold the unsold Bonds of that series to the public. That reporting obligation shall continue, whether or not Closing has occurred, until the 10% test has been satisfied as to the Bonds of that series.

(c) The Underwriter confirms that it has offered the Bonds to the public on or before the date of this Bond Purchase Agreement at the offering prices (the “Initial Offering Prices”), or at the corresponding yields, set forth in Schedule I attached hereto.

(d) The Underwriter confirms that any selling group agreement and any retail distribution agreement relating to the initial sale of the Bonds to the public, together with the related pricing wires, contains or will contain language obligating each dealer who is a member of the selling group and each broker-dealer that is a party to such retail distribution agreement, as applicable, to report the prices at which it sells to the public the unsold Bonds allotted to it until it is notified by the Underwriter that either the 10% test has been satisfied as to the Bonds of that series or all Bonds of that series have been sold to the public.

(e) The Underwriter acknowledges that sales of any Bonds to any person that is a related party to an Underwriter shall not constitute sales to the public for purposes of this section. Further, for purposes of this section:

(i) “public” means any person other than an underwriter or a related party,

(ii) “underwriter” means (1) any person that agrees pursuant to a written contract with the Issuer (or with the lead underwriter to form an underwriting syndicate) to participate in the initial sale of the Bonds to the public and (2) any person that agrees pursuant to a written contract directly or indirectly with a person described in clause (1) to participate in the initial sale of the Bonds to the public (including a member of a selling group or a party to a retail distribution agreement participating in the initial sale of the Bonds to the public),

(iii) a purchaser of any of the Bonds is a “related party” to an underwriter if the underwriter and the purchaser are subject, directly or indirectly, to (1) more than 50% common ownership of the voting power or the total value of their stock, if both entities are corporations (including direct ownership by one corporation of another), (2) more than
50% common ownership of their capital interests or profits interests, if both entities are partnerships (including direct ownership by one partnership of another), or (3) more than
50% common ownership of the value of the outstanding stock of the corporation or the capital interests or profit interests of the partnership, as applicable, if one entity is a corporation and the other entity is a partnership (including direct ownership of the applicable stock or interests by one entity of the other), and

(iv) “sale date” means the date of execution of this Bond Purchase Agreement by all parties.

(f) Subject to the provisions of this Section 2, the Underwriter may (i) subsequently change the offering prices (or yields) of the Bonds as the Underwriter deems necessary in connection with the offering of the Bonds, (ii) offer and sell the Bonds to certain institutions at prices lower than those stated in the Limited Offering Memorandum, (iii) over-allot or effect transactions that stabilize or maintain the market price of the Bonds at a level above that which might otherwise prevail in the open market and (iv) discontinue such stabilizing, if commenced, at any time.

Section 3. Purchase, Sale Fees and Closing. (a) Subject to the provisions of this Bond Purchase Agreement, the Underwriter agrees to purchase from the Issuer, and the Issuer agrees to sell to the Underwriter:

(i) all of the Series 2018A Bonds, at a purchase price of $130,000,000 (representing the principal amount of the Series 2018A Bonds), payable in immediately available funds to the order of the Trustee, and

(ii) all of the Series 2018B Bonds, at a purchase price of $35,010,000 (representing the principal amount of the 2018B Bonds), payable in immediately available funds to the order of the Trustee.

(b) The Company will pay the Underwriter an underwriting fee equal to 0.40% of the aggregate principal amount of the Bonds issued, payable in immediately available funds on the date of issuance of the Bonds, as compensation for the purchase, offering and sale of the Bonds. In addition, the Company shall pay to the Underwriter all reasonable out-of-pocket costs and expenses of the Underwriter incurred in connection with the successful issuance and sale of the Bonds; provided that, except as described below, the amount of such costs and expenses to be paid by the Company shall not exceed the amount set forth on Schedule I. The Company shall also pay (i) all reasonable and customary fees and out-of-pocket expenses of Bond Counsel, counsel for the Underwriter, counsel for the Trustee, and counsel for the Issuer (including reasonable legal fees and expenses), (ii) all reasonable and customary fees and out-of-pocket expenses of the Issuer and the Trustee, (iii) the cost of printing, photocopying and delivering the Bonds and the Limited Offering Memorandum (in preliminary and final form), and (iv) all reasonable and customary Rating Agency fees. The fees and expenses described in the preceding sentence shall be paid by the Company whether or not the Bonds are issued or sold, unless the Underwriter is in default in its obligation to purchase the Bonds hereunder, in which case the Company shall not have any obligation to pay the fees and expenses of the Underwriter or counsel to the Underwriter. All fees and expenses described in this Section 3, to the extent they are reasonable, identifiable and billed, shall be paid on the Closing Date, and the remainder shall be paid promptly upon receipt of statements therefor. The obligations of the Company under this Section 3 survive the issuance and sale of the Bonds and any termination of this Bond Purchase Agreement. Whether or not the sale of the Bonds by the Issuer to the Underwriter is consummated, the Underwriter shall be under no obligation to pay any costs or expenses incident to the performance of the obligations of the Issuer or the Company hereunder.

The closing will be held at the offices of Harris Beach PLLC, in New York, New York at
10:00 a.m. prevailing local time on September 27, 2018, or such other date, time or place as may be agreed upon by the parties hereto. The hour and date of such closing are herein called the “Closing Date.” The Bonds will be in registered form as a single manuscript Bond for each series of the Bonds, will be registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) under DTC’s book-entry-only system, and will be made available for inspection by DTC or its agent, at least one day prior to the Closing Date. The Issuer has heretofore provided DTC with a letter of representations (the “DTC Letter of Representations”), in form satisfactory to DTC, relating to eligibility of the Bonds for deposit into the DTC book-entry-only system. In the event that for any reason (other than the Underwriter’s negligence or willful misconduct), the Issuer fails to deliver the Bonds as provided herein by 10:00 a.m. prevailing local time on the Closing Date, the Company will pay to the Underwriter any losses resulting from the Underwriter being required to hold the Bonds prior to delivery to the ultimate purchaser thereof. The preceding sentence shall not be construed as a waiver of any conditions to the Underwriter’s obligations under this Bond Purchase Agreement or a waiver by the Company of its claims or rights against another party to this transaction if such party’s negligence, willful misconduct or wrongful act causes the Company to make such a payment to the Underwriter.

The Underwriter agrees to make a bona fide limited public offering of all the Bonds at a price not in excess of 100% of the principal amount thereof; provided, however, the Underwriter reserves the right to change such initial public offering prices as the Underwriter deems necessary or desirable, in its sole discretion, in connection with the marketing of the Bonds, and may offer and sell the Bonds to certain dealers, unit investment trusts and money market funds, certain of which may be sponsored or managed by the Underwriter, at prices lower than the public offering prices or yields greater than the yields set forth therein.

Section 4. Delivery of the Limited Offering Memorandum and Other Documents.

(a) The Issuer has delivered or caused to be delivered to the Underwriter copies of the Preliminary Limited Offering Memorandum, dated August 20, 2018, which, together with the cover page and appendices thereto, is herein referred to as the “Preliminary Limited Offering Memorandum.” It is acknowledged by the Issuer that the Underwriter may deliver the Preliminary Limited Offering Memorandum and a final Limited Offering Memorandum (as hereinafter defined) electronically over the internet and in printed paper form. For purposes of this Bond Purchase Agreement, the printed paper form of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum are deemed controlling. The Issuer deems the Preliminary Limited Offering Memorandum final as of its date and as of the date hereof for purposes of Rule
15c2-12 (“Rule 15c2-12”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for any information which is permitted to be omitted therefrom in accordance with paragraph (b)(1) thereof. Within seven (7) business days from the date hereof, and in any event not later than two (2) business days before the Closing Date, the Issuer shall deliver to the Underwriter a final Limited Offering Memorandum relating to the Bonds dated the date hereof (such Limited Offering Memorandum, including the cover page, and all appendices attached thereto, together with all information previously permitted to have been omitted by Rule
15c2-12 and any amendments or supplements and statements incorporated by reference therein or attached thereto, as have been approved by the Issuer, Bond Counsel, the Company, counsel to the Underwriter, and the Underwriter, is referred to herein as the “Limited Offering Memorandum”) and such additional conformed copies thereof as the Underwriter may reasonably request in sufficient quantities to comply with Rule 15c2-12, rules of the Municipal Securities Rulemaking Board (“MSRB”) and to meet potential customer requests for copies of the Limited Offering Memorandum. The Underwriter agrees to file a copy of the Limited Offering Memorandum, including any amendments or supplements thereto prepared by the Issuer, with the MSRB on its Electronic Municipal Markets Access system. The Limited Offering Memorandum shall be in substantially the same form as the Preliminary Limited Offering Memorandum and, other than information previously permitted to have been omitted by Rule 15c2-12, the Issuer shall only make such other additions, deletions and revisions in the Limited Offering Memorandum that are approved by the Underwriter. The Underwriter hereby agrees to cooperate and assist in the preparation of the Limited Offering Memorandum. The Issuer hereby agrees to deliver to the Underwriter an electronic copy of the Limited Offering Memorandum in a form that permits the Underwriter to satisfy its obligations under the rules and regulations of the MSRB and the U.S. Securities and Exchange Commission (“SEC”). The Issuer hereby ratifies, confirms and approves the use and distribution by the Underwriter before the date hereof of the Preliminary Limited Offering Memorandum and hereby authorizes the Underwriter to use the Limited Offering Memorandum and the Indenture in connection with the public offering and sale of the Bonds.

The Underwriter acknowledges that (i) the Issuer has not participated in the preparation of the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, has made no independent investigation regarding the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum or furnished any information contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, and (ii) the Issuer assumes no responsibility with respect to the sufficiency, accuracy, or completeness of any of the information contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum or any other document used in connection with the offer and sale of the Bonds, except the information contained under the headings “THE ISSUER” and “LITIGATION – The Issuer” in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum.

Section 5. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Underwriter and the Issuer that:

(a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and qualified to do business in the State, and has full power and authority to execute and deliver the Loan Agreement, the Tax Agreement, the Continuing Disclosure Agreement and this Bond Purchase Agreement (collectively, the “Company Documents”) and to undertake and perform its obligations thereunder and hereunder.

(b) The Company has duly authorized all necessary action to be taken by it for: (i) the loan to the Company of the proceeds from the issuance and delivery of the Bonds by the Issuer upon the terms set forth in this Bond Purchase Agreement, the Agreement and in the Limited Offering Memorandum; (ii) the approval of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum and the use by the Underwriter of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum in connection with the sale of the Bonds; and (iii) the execution, delivery and performance by the Company of and under the Company Documents and any and all such other agreements and documents as may be required to be executed, delivered and received by the Company in order to carry out the transactions contemplated by such instruments and by the Limited Offering Memorandum. On the Closing Date, the Company Documents will have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of such instruments by the other parties thereto and their authority to perform such instruments, will constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by laws relating to bankruptcy, insolvency, reorganization or other similar laws of general application affecting the rights of creditors and general principles of equity and except as any indemnification or contribution provisions thereof may be limited under applicable securities laws.

(c) The execution and delivery of, and compliance with the terms and conditions of, the Company Documents, and the carrying out and consummation of the transactions contemplated thereby and by the Limited Offering Memorandum, did not at the time of such execution and delivery, do not and will not violate or conflict with any of the terms and provisions of any statute, or any rule, order, regulation, judgment or decree of any court, agency, or other governmental or administrative board or body to which the Company is subject, or conflict with or constitute a breach of or a default under any provision of the Company’s Certificate of Incorporation or by- laws, or any material agreement, indenture, mortgage, lease, deed of trust, or other instrument to which the Company is a party or by which the Company or its properties are bound, except for violations, conflicts, breaches or defaults that would not have a material adverse effect on the Company’s ability to execute, deliver and perform any of the Company Documents or any of the transactions contemplated thereby.

(d) Other than the (i) information provided to the Company by the Underwriter and included on the cover page of the Preliminary Limited Offering Memorandum and the Limited

Offering Memorandum relating to interest rates, maturity dates and initial public offering prices of the Bonds, (ii) information under the headings “THE ISSUER,” “LITIGATION – The Issuer” (insofar as the information under such captions relates solely to the Issuer), “UNDERWRITING” and “BOOK-ENTRY ONLY SYSTEM” and (iii) Appendix C (collectively, the “Excluded Information”), the Preliminary Limited Offering Memorandum, was as of its date and is as of the date hereof, and the Limited Offering Memorandum is as of the date hereof and will be as of the Closing Date, true and correct in all material respects and did not, does not and will not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has approved and consents to the use of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum by the Underwriter. For the purposes of this Bond Purchase Agreement, all documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum and incorporated by reference in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum shall be deemed to be a supplement to the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, as applicable. The Company hereby confirms that the Preliminary Limited Offering Memorandum was deemed “final” as of its date by the Company for purposes of the Rule.

(e) The consolidated financial statements of the Company and its subsidiaries incorporated by reference in Appendix A to the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum present fairly in all material respects the consolidated financial condition and operations of the Company and its subsidiaries at the respective dates or for the respective periods to which they apply; and such statements have been prepared in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as otherwise indicated in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum or in its financial statements.

(f) Other than as disclosed in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum and any documents incorporated by reference therein, there is no material litigation pending against the Company of a character which could reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations under this Bond Purchase Agreement, the Continuing Disclosure Agreement or the Agreement, or would otherwise be required to be disclosed in a registration statement of the Company on Form S-3 filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder.

(g) Except as disclosed in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, in the past five (5) years, the Company has not failed to comply in any material respect with any previous undertaking in a written contract or agreement of the type specified in paragraph (b)(5)(i) of the Rule.

(h) Since December 31, 2017, there has been no material adverse change in the financial position of the Company not disclosed in writing to the Underwriter or disclosed in the Limited Offering Memorandum, nor has the Company incurred any material liabilities other than liabilities that have been incurred in the ordinary course of business or that are set forth in or contemplated by the Preliminary Limited Offering Memorandum and the Limited Offering
Memorandum, in either event including the documents incorporated by reference therein.

Section 6. Representations and Warranties of the Issuer. The Issuer represents and warrants to the Underwriter and the Company that:

(a) The Issuer is a not-for-profit corporation of the State of New York, a body politic and corporate, and is vested with the rights and powers granted pursuant to the Act.

(b) The Issuer has the power (i) to enter into and perform its obligations under this Bond Purchase Agreement, the Indenture and the Loan Agreement (collectively, the “Issuer Documents”) and the transactions contemplated thereby, (ii) to secure the Bonds as provided in the Issuer Documents, and (iii) to loan a portion of the proceeds of the Bonds to the Company so that it may undertake the Project, which is authorized under the Act, such loan being in furtherance of the purposes for which the Issuer was organized. The Issuer has taken or will take all action required by the Act in connection therewith.

(c) The Issuer has duly authorized the execution and delivery of the Issuer Documents and the Limited Offering Memorandum and has taken or will take all action necessary or appropriate to carry out the issuance, sale and delivery of the Bonds to the Underwriter.

(d) To the knowledge of the Issuer, the Issuer is not in default in the payment of the principal of, premium, if any, or interest on any of its other indebtedness for borrowed money and is not in default under any instrument under or subject to which any indebtedness for borrowed money has been incurred that would adversely affect the Issuer’s power or authority to issue the Bonds, to execute and deliver the Issuer Documents and to perform the obligations thereunder, and no event has occurred and is continuing under the provisions of any such instrument that with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder; provided, however, that this representation does not include a default with respect to other financings in which the Issuer has acted as “conduit” issuer for other public or private entities not affiliated with the Company, wherein a default by such public or private entity would not have a material effect on the credit of the Issuer or of the Company.

(e) The execution and delivery of the Issuer Documents and the performance by the Issuer of its obligations thereunder are within the corporate powers of the Issuer and will not conflict with or constitute a breach or result in a violation of (i) the Act or the Issuer’s bylaws, (ii) any federal or New York constitutional or statutory provision, (iii) any current order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over the Issuer or its property or (iv) to the best of its knowledge, any agreement or other instrument to which the Issuer is a party or by which it is bound.

(f) The Issuer by resolution has approved the distribution of the Preliminary Limited Offering Memorandum and the distribution of the Limited Offering Memorandum in connection with the offer and sale of the Bonds.

(g) All authorizations, consents, approvals, findings and certificates of governmental bodies or agencies required to be obtained by the Issuer in connection with (i) the execution and delivery by the Issuer of the Issuer Documents and the issuance of the Bonds, and (ii) the performance by the Issuer of its obligations under the Issuer Documents and the Bonds have been obtained and are in full force and effect; provided, however, that no representation is made with respect to (i) compliance with any applicable Blue Sky or securities laws of any state or (ii) consents, filings, approvals, etc., required in connection with the tax-exempt status of the interest on the Bonds.

(h) There is no litigation, inquiry or investigation of any kind before or by any judicial court or governmental agency pending or, to the knowledge of the Issuer, threatened against the Issuer with respect to (i) its organization or existence, (ii) its authority to execute and deliver the Issuer Documents or the Bonds or perform its obligations thereunder, (iii) the validity or enforceability of the Bonds or any of the Issuer Documents, (iv) the title of the officers executing the Issuer Documents or the Bonds, or (v) any authority or proceedings relating to the Issuer of such officers to execute and deliver the Issuer Documents or the Bonds on behalf of the Issuer, and no such authority or proceedings have been repealed, revoked, rescinded or amended; provided, however, the foregoing does not include any litigation or administrative proceeding that may have been filed against, but not served on, the Issuer, and of which it has no knowledge.

(i) As of the date of the Limited Offering Memorandum, as of the date of this Bond Purchase Agreement and as of the Closing Date, the information contained under the caption “THE ISSUER” relating to the Issuer and under the caption “LITIGATION – The Issuer”, relating to the Issuer, did not, does not and will not contain any untrue statement of a material fact and does not omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Issuer approves of the use and distribution of the Limited Offering Memorandum by the Underwriter and the Remarketing Agent in connection with the initial sale and remarketing of the Bonds.

(j) Any certificate signed by an authorized officer of the Issuer delivered to the Underwriter shall be deemed a representation and warranty by the Issuer to the Underwriter as to the statements made therein

(k) When authenticated by the Trustee and delivered to and paid for by the Underwriter in accordance with the terms of the Indenture and this Bond Purchase Agreement, the Bonds will (i) have been duly authorized, executed and issued, (ii) constitute legal, valid and binding limited obligations of the Issuer enforceable in accordance with their terms except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and usual equity principles, and (iii) be secured by the Indenture.

Section 7. Representations and Warranties of the Underwriter. The Underwriter represents, warrants and covenants to the Issuer and the Company as follows:

(a) The Underwriter has been duly authorized to execute this Bond Purchase Agreement, and when executed by the Underwriter and accepted by the Issuer, and assuming the due authorization, execution and delivery by the other parties hereto, this Bond Purchase Agreement will be a valid and binding obligation of the Underwriter.

(b) The Underwriter will not sell the Bonds to entities other than “Qualified
Institutional Buyers” as defined in Rule 144A promulgated under the Securities Act.

(c) The Underwriter shall include in the Limited Offering Memorandum statements that reflect the sales restrictions described above that are satisfactory to the Issuer.

Section 8. Covenants of the Issuer and the Company. (a) The Issuer and the Company agree to cooperate with the Underwriter, at the expense of the Company, in taking all reasonably necessary action for the qualification of the Bonds for offer and sale, and the determination of the eligibility of the Bonds for investment, under the laws of such jurisdictions as the Underwriter designates and the continuation of such qualification in effect so long as required for distribution of the Bonds; provided, however, that neither the Issuer nor the Company shall be required to register as a dealer or broker in any jurisdiction, to qualify as a foreign corporation or entity in any jurisdiction, or to file a general consent to suit or to service of process in any jurisdiction.

(b) If, during such period (not to exceed 25 days after the “end of the underwriting period,” as defined for purposes of paragraph (b)(4) of Rule 15c2-12) as in the judgment of the Underwriter or the Issuer, delivery of the Limited Offering Memorandum as it may be amended or supplemented is necessary or desirable in connection with sales of the Bonds by the Underwriter or any dealer or as otherwise may be required by applicable law or regulation, any event shall occur as a result of which, in the reasonable judgment of the Underwriter or the Issuer, it is necessary to amend or supplement the Limited Offering Memorandum in order to make the statements therein, in light of the circumstances when the Limited Offering Memorandum is delivered to the Underwriter or “potential customer” (as defined for purposes of paragraph (b)(4) of Rule 15c2-12), not misleading, the Company will prepare and furnish, or cause to be prepared and furnished, at the expense of the Company, including any and all reasonable costs of the Issuer and professionals retained by the Issuer, to the Underwriter and to any dealers to whom the Underwriter may have sold Bonds either amendments or supplements to the Limited Offering Memorandum so that the statements in the Limited Offering Memorandum as so amended or supplemented will not, in the light of the circumstances when the Limited Offering Memorandum as so amended or supplemented is delivered to the Underwriter or “potential customer,” be misleading.

Section 9. Conditions of Underwriter’s Obligation. The obligation of the Underwriter to purchase and pay for the Bonds shall be subject to the accuracy of, and compliance with, the representations and warranties of the Issuer and the Company contained herein, to the performance by the Issuer and the Company of their obligations to be performed hereunder at and prior to the Closing Date, and to the following conditions:

(a) On and as of the Closing Date:

(i) The Indenture, the Loan Agreement, the Tax Agreement, the Continuing Disclosure Agreement, and this Bond Purchase Agreement shall be in full force and effect, this Bond Purchase Agreement shall not have been amended, modified or supplemented (except as may have been agreed to in writing by the Underwriter), and the Indenture, the Loan Agreement, the Tax Agreement, and the Continuing Disclosure Agreement shall have been duly authorized, executed and delivered in the respective forms heretofore approved by the Underwriter, except as otherwise approved by the Underwriter, provided that the acceptance of delivery of the Bonds by the Underwriter on the Closing Date shall be deemed to constitute such approval.

(ii) The Bonds shall have been duly authorized, executed and authenticated in accordance with the provisions of this Bond Purchase Agreement, the Indenture, the Loan Agreement and the Authorizing Resolution, and shall have been delivered through the facilities of DTC or its agent.

(iii) Each of the representations, warranties and covenants of the Issuer in the Indenture, the Loan Agreement, the Tax Agreement, and this Bond Purchase Agreement, and the Company in the Company Documents shall be true and accurate in all material respects as if then made (except for any representations, warranties and covenants that are expressly made as of a specific prior date).

(iv) The Issuer shall have duly adopted, and there shall be in full force and effect, the Authorizing Resolution.

(v) No order, decree or injunction of any court of competent jurisdiction shall have been issued, or proceedings therefor shall have been commenced, nor shall any order, ruling, regulation or official statement by any governmental official, body or board have been issued, nor shall any legislation have been enacted, with the purpose or effect of prohibiting or limiting the issuance, offering or sale of the Bonds, as contemplated herein or in the Limited Offering Memorandum, or the performance of this Bond Purchase Agreement, the Indenture, the Loan Agreement, the Tax Agreement or the Continuing Disclosure Agreement in accordance with their respective terms.

(vi) After the date hereof, up to and including the time of the Closing Date, there shall not have occurred any change in or particularly affecting the Company, the Issuer, or the Company Documents as the foregoing matters are described in the Limited Offering Memorandum, which in the reasonable professional judgment of the Underwriter materially impairs the investment quality of the Bonds.

(b) On the Closing Date, the Underwriter shall receive executed or counterpart copies of the following documents, certificates, opinions and letters, in form and substance satisfactory to the Underwriter and its counsel:

(i) Executed copies of the Indenture, the Tax Agreement, the Loan Agreement, and the Continuing Disclosure Agreement; and a certified copy of the Authorizing Resolution and all proceedings of the Issuer relating thereto.

(ii) Opinions, dated the Closing Date, of: (1) Harris Beach PLLC, Bond Counsel to the Issuer, in substantially the form attached to the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum as Appendix C thereto (together with a Supplemental Opinion of Bond Counsel addressed to the Underwriter and in substantially the form attached hereto as Exhibit B); (2) in-house counsel to the Company in substantially the form attached hereto as Exhibit C; (3) Squire Patton Boggs (US) LLP, counsel to the Underwriter, in substantially the form attached hereto as Exhibit D; and (4) Gabriele & Berrigan P.C., special counsel to the Issuer, in form and substance reasonably satisfactory to the Underwriter.

(iii) A certificate of the Issuer, signed by an authorized officer of the Issuer satisfactory to the Underwriter, dated the Closing Date, to the effect that to the actual knowledge of that officer, each of the representations of the Issuer set forth herein is true, accurate and complete in all material respects at and as of the Closing Date, except to the extent that they relate to a specific prior date, and that each of the obligations of the Issuer hereunder to be performed at or prior to the Closing Date has been performed.

(iv) A certificate, dated the Closing Date, signed by an authorized officer of the Company satisfactory to the Underwriter, to the effect that: (1) the representations and warranties of the Company set forth herein are true and accurate in all material respects at and as of the Closing Date, except to the extent that they relate to a specific prior date, (2) each of the obligations of the Company under this Bond Purchase Agreement to be performed at or prior to the Closing Date have been performed in all material respects, and (3) since the most recent dates as of which information is given in the Limited Offering Memorandum, as it may have been amended or supplemented (including amendments or supplements resulting from the filing of documents incorporated by reference) and up to the Closing Date, there has been no material adverse change in the business, properties or financial condition of the Company and its subsidiaries taken as a whole, except as reflected in or contemplated by the Limited Offering Memorandum, as it may have been so amended or supplemented.

(v) An executed copy of IRS Form 8038 to be filed with the Internal Revenue
Service.

(vi) Letters of Moody’s Investors Service and S&P Global Ratings, confirming that the ratings issued and in effect on the Bonds are “B1” and “B”, respectively.

(vii) Copies of the Limited Offering Memorandum, executed on behalf of the Company and the Issuer by an authorized officer of the Company and the Issuer, respectively.

(viii) Copies of the Company’s certificate of incorporation, and all amendments thereto, certified by the Secretary of State of the State of Delaware, a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware, and a certificate of authority to conduct business in the State of New York issued by the Secretary of State of the State of New York.

(ix) Such additional certifications and opinions as the Underwriter or Bond
Counsel may reasonably require.

In case any of the conditions specified above in this Section 9 shall not have been fulfilled, or if the obligations of the Underwriter are terminated by the Underwriter for any reason permitted by this Bond Purchase Agreement, this Bond Purchase Agreement may be terminated by the Underwriter upon written notice thereof to the Issuer and the Company. Any such termination shall be without liability of any party to any other party; except that the obligations to pay fees and expenses as provided in Section 3 hereof shall continue in full force and effect to the extent set forth therein. The Underwriter may, in its discretion, waive any one or more of the conditions imposed by this Bond Purchase Agreement and proceed with the purchase of the Bonds on the
Closing Date.

Section 10. Underwriter’s Right to Cancel. The Underwriter shall have the right to cancel its obligation to purchase and accept delivery of any Bonds hereunder by notifying the Issuer and the Company in writing of its election to do so between the date hereof and the Closing Date if, on or after the date hereof and on or prior to the Closing Date:

(a) legislation shall be enacted or be actively considered for enactment by the Congress, or recommended to the Congress for passage by the President of the United States of America, or favorably reported for passage to either chamber of the Congress by a committee of such chamber to which such legislation has been referred for consideration, a decision by a court of the United States of America or the United States Tax Court shall be rendered, or a ruling, regulation or official statement (including a press release) by or on behalf of the Treasury Department of the United States of America, the Internal Revenue Service or other governmental agency shall be made or proposed to be made with respect to federal taxation upon revenues or other income of the general character to be derived by the Issuer under the Indenture and the Loan Agreement or by any similar body, or upon interest on obligations of the general character of the Bonds, or other action or events shall have transpired which have the purpose or effect, directly or indirectly, of changing the federal income tax consequences of any of the transactions contemplated in connection herewith, which, in the reasonable judgment of the Underwriter, materially and adversely affects the marketability of the Bonds or the market price generally of obligations of the general character of the Bonds; or

(b) legislation or any ordinance, rule or regulation shall have been enacted or favorably reported for passage by any governmental body, department or agency of the State, or any decision shall have been rendered by any court of competent jurisdiction in the State, which would materially and adversely affect or change the exemptions from State taxation of the Bonds or the interest thereon or the exemption from taxation in or by the State of the revenues derived or income of the character to be derived by the Issuer under the Indenture or the Loan Agreement; or

(c) a stop order, ruling, regulation or official statement by or on behalf of the SEC shall be issued or made to the effect that the issuance, offering or sale of the Bonds or of obligations of the general character of the Bonds as contemplated hereby or the Bonds are subject to registration or qualification under the Securities Act, or the Indenture is required to be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or either the issuance of the Bonds or the delivery of the Indenture is in violation of any applicable provision of either of such acts or other federal securities laws or applicable regulations promulgated thereunder; or

(d) any legislation shall be enacted or any action shall be taken by the SEC or any other agency of the federal government having jurisdiction of the subject matter or a court of competent jurisdiction, which has the effect of requiring registration of the Bonds under the Securities Act, or the Indenture, or any other document executed in connection with the transactions contemplated herein, to be qualified under the Trust Indenture Act; or that the issuance, offering, or sale of obligations of the general character of the Bonds, as contemplated hereby or by the Limited Offering Memorandum or otherwise, is or would be in violation of federal securities law as amended and then in effect; or

(e) any event shall have occurred or condition shall exist which, in the reasonable judgment of the Underwriter, either (i) makes untrue or incorrect in any material respect any statement or information contained in the Limited Offering Memorandum, or (ii) is not reflected in the Limited Offering Memorandum and should be reflected therein in order to comply with any rulings or regulations of the SEC or other governmental agency or to make the statements and information contained therein not misleading in any material respect; or

(f) there shall have occurred a declaration of war or engagement in or escalation of military hostilities by the United States or any other national or international calamity or crisis or a financial crisis, the effect of such outbreak, calamity or crisis on the financial markets of the United States of America being such as, in the reasonable opinion of the Underwriter, would affect materially and adversely the ability of the Underwriter to market the Bonds; or

(g) trading shall be suspended, or new or additional trading or loan restrictions shall be imposed by the New York Stock Exchange or other national securities exchange or governmental authority with respect to obligations of the general character of the Bonds or a general banking moratorium shall be declared by federal or New York authorities or a material disruption in commercial banking activities or securities settlement or clearance services shall have occurred; or

(h) any litigation shall be instituted, pending or to the Company’s knowledge, threatened in writing to restrain or enjoin the issuance or sale of the Bonds or in any way protesting or affecting any authority for or the validity of the Bonds, the Indenture, the Loan Agreement, the Tax Agreement, the Continuing Disclosure Agreement or this Bond Purchase Agreement or the existence or powers of the Issuer or the Company with respect thereto; or

(i) there shall have occurred any material adverse change in, or material adverse effect upon, the financial condition of the Company and its subsidiaries taken as a whole, that could reasonably be expected to affect the issuance of the Bonds; or

(j) the Company or the Bonds shall be downgraded by a rating agency that rates the
Company or the Bonds (Moody’s or Standard & Poor’s), or any such rating shall be withdrawn.

Any termination of this Bond Purchase Agreement pursuant to this Section 10 shall be without liability of any party to any other party, except as described in Section 9 above.

Section 11. Indemnification.

(a) The Company shall indemnify and hold harmless (except to the extent, if any, that a court of competent jurisdiction determines that such agreement to indemnify and hold harmless is not enforceable as a result of being contrary to law or public policy) the Underwriter and the Issuer, each officer, director, employee and agent of the Underwriter and the Issuer, and each person, if any, who controls (as such term is defined in Section 15 of the Securities Act or Section
20 of the Exchange Act) any of such parties (hereinafter collectively called the “Indemnified Parties”), against any and all losses, claims, damages, liabilities, costs or expense whatsoever arising out of: (i) any breach by the Company of any of its representations and warranties as set forth in Section 5 hereof; or (ii) any allegation that there is as of the date hereof or as of the Closing Date any untrue statement of a material fact contained in the Indemnified Information (as defined below) or the omission therefrom of any material fact necessary in order to make the statements made in light of the circumstances under which they were made not misleading. In case any claim shall be made or action brought against one or more of the Indemnified Parties, in respect of which indemnity may be sought against the Company, the Indemnified Party or Parties shall promptly notify the Company in writing setting forth the particulars of such claim or action and the Company shall assume the defense thereof including the retention of counsel and the payment of all reasonable expenses; provided, however, that failure to so notify the Company (1) will not relieve the Company from liability unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses; and (2) will not, in any event, relieve the Company from any obligations to the Indemnified Party or Parties other than the indemnification obligation. The Indemnified Party or Parties shall have the right to retain separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the retention of such counsel has been specifically authorized by the Company, (B) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between it and the Company in the conduct of the defense of such action, or (C) the Company shall not in fact have employed counsel reasonably satisfactory to such Indemnified Party. For the purposes of this paragraph, the term “Indemnified Information” shall mean the statements and information contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum other than the Excluded Information. The Company shall not be liable for any settlement of such action effected without its consent, but if settled with the consent of the Company, or if there is final judgment for the plaintiff in any such action with or without consent, the Company agrees to indemnify and hold harmless the Indemnified Party or Parties from and against any loss or liability by reason of settlement or judgment to the extent set forth in this paragraph. The indemnity provided in this paragraph includes reimbursement for expenses reasonably incurred by the Indemnified Parties in investigating the claim and in defending it if the Company declines to assume the defense. The indemnity provided in this paragraph shall survive the delivery of the Bonds.

(b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in (a) above is for any reason held to be unavailable to the Issuer in accordance with its terms, the Company, on the one hand, and the Issuer, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and the Issuer in such proportions that the Issuer is responsible for that portion represented by the percentage that the Issuer’s issuance expenses (including legal, administrative, financing, and incidental expenses of the Issuer) bears to the initial public offering price appearing on the cover page of the Limited Offering Memorandum and the Company is responsible for the balance. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in (a) above is for any reason held to be unavailable to the Underwriter in accordance with its terms, the Company on the one hand, and the Underwriter, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and the Underwriter in such proportions that the Underwriter is responsible for that portion represented by the percentage that the Underwriter’s discount or commission on the sale of the Bonds bears to the initial public offering price appearing on the cover page of the Limited Offering Memorandum and the Company is responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In addition, each person, if any, who controls either of the Issuer or the Underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Issuer or the Underwriter, as applicable.

Section 12. No Advisory or Fiduciary Role. The Issuer and the Company each acknowledges and agrees that: (i) the Underwriter is not acting as a municipal advisor within the meaning of Section 15B of the Exchange Act; (ii) the primary role of the Underwriter, as underwriter, is to purchase securities, for resale to investors, in an arm’s length commercial transaction between the Issuer and the Underwriter and the Underwriter has financial and other interests that differ from those of the Issuer and the Company; (iii) the Underwriter is acting solely as a principal and is not acting as a municipal advisor, financial advisor or fiduciary to the Issuer or the Company and has not assumed any advisory or fiduciary responsibility to the Issuer or the Company with respect to the transactions contemplated hereby and the discussions, undertakings and procedures leading thereto (irrespective of whether the Underwriter has provided other services or is currently providing other services to the Issuer or the Company); (iv) the only obligations the Underwriter has to the Issuer with respect to the transactions contemplated hereby expressly are set forth in this Bond Purchase Agreement; and (v) the Issuer and the Company have consulted their own financial and/or municipal, legal, accounting, tax and other advisors, as applicable, to the extent they have deemed appropriate.

Section 13. Miscellaneous. The validity and interpretation of this Bond Purchase Agreement shall be governed by the laws of the State, without regard to conflict of law provisions. This Bond Purchase Agreement shall inure to the benefit of the Issuer, the Underwriter, and the Company and their respective successors and assigns and to the persons described in Section 11. Except as provided in this Section 13, nothing in this Bond Purchase Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Bond Purchase Agreement or any provision contained herein. The terms “successors” and “assigns” as used in this Bond Purchase Agreement shall not include any purchaser, as such purchaser, of any Bonds from or through the Underwriter. This Bond Purchase Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. If any provision of this Bond Purchase Agreement shall be determined to be unenforceable, that shall not affect any other provision of this Bond Purchase Agreement. Capitalized terms used herein to the extent not otherwise defined herein, are intended to have the meaning given to them in the Indenture.

The representations and warranties of the Company and the Issuer contained in Sections 5 and 6 hereof, respectively, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Underwriter, and shall survive the delivery of the Bonds.

Any liability of the Issuer under this Bond Purchase Agreement or any certificates rendered hereunder or in connection herewith shall be limited to the security and source of payment pledged for payment of principal of, premium, if any, and interest on the Bonds under the Indenture, and in the event the transactions contemplated by this Bond Purchase Agreement do not take place, regardless of the reason therefor, the Issuer shall have no liability whatsoever. The Issuer shall be under no obligation to pay any fees or expenses incident to this Bond Purchase Agreement or any transaction contemplated hereby, nor shall the proceeds of the Bonds be used for such fees or expenses except as provided in the Loan Agreement or Indenture. To the extent Bond proceeds are not available for payment of such fees and expenses, such fees and expenses shall be paid by the Company.

Section 14. Notices and other Actions. All notices, demands and formal actions hereunder will be in writing mailed, telecopied or delivered to:

The Issuer: Niagara Area Development Corporation
6311 Inducon Corporate Drive, Suite 1
Sanborn, New York 14132
Attention: Executive Director
Telephone: (716) 278-8750

The Company: Covanta Holding Corporation
445 South Street
Morristown, New Jersey 07960
Attention: Vice President and Treasurer
Telephone: (862) 345-5452
Facsimile Number: (862) 345-5160 (with a copy to the General Counsel)
The Underwriter: Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mail code: CA5-705-11-00
555 California Street, Suite 1160
San Francisco, California 94104
Attention: Lawrence N. Tonomura
Facsimile Number: (415) 627-3807

Notices given by facsimile transmission shall be followed promptly by copies sent by first class mail to the notice address.

The Issuer and the Company shall each receive a copy of any notice, consent, certificate or other document or communication given by any party to any party hereunder.

In Witness Whereof, the parties hereto, in consideration of the mutual covenants set forth herein and intending to be legally bound, have caused this Bond Purchase Agreement to be executed and delivered as of the date first written above.

NIAGARA AREA DEVELOPMENT CORPORATION

By: /s/ Susan C. Langdon
Name: Susan C. Langdon
Title: Executive Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By: /s/ Lawrence N. Tonomura
Name: Lawrence N. Tonomura
Title: Managing Director

COVANTA HOLDING CORPORATION

By: /s/ James Reilly
Name: James Reilly
Title: Vice President and Treasurer

Schedule I

$130,000,000
Niagara Area Development Corporation
(New York)
Solid Waste Disposal Facility Refunding Revenue Bonds
(Covanta Project), Series 2018A (AMT) (the “Series 2018A Bonds”)
The Series 2018A Bonds will be issued upon the following terms: Dated Date: Date of Issuance
Maturity Date: November 1, 2042

Interest Rate Mode: Term Interest Rate

Interest Rate: 4.750%

Initial Offering Price: 100% Underwriting Fee: $520,000
Maximum Out-of-Pocket Expense Amount: $20,000

$35,010,000
Niagara Area Development Corporation
(New York)
Solid Waste Disposal Facility Refunding Revenue Bonds
(Covanta Project), Series 2018B (Non-AMT) (the “Series 2018B Bonds”)
The Series 2018B Bonds will be issued upon the following terms: Dated Date: Date of Issuance
Maturity Date: November 1, 2024

Interest Rate Mode: Term Interest Rate

Interest Rate: 3.500%

Initial Offering Price: 100% Underwriting Fee: $140,040
Maximum Out-of-Pocket Expense Amount: $10,000

S-I-1

Exhibit A

Form of Issue Price Certificate

$[130,000,000][35,010,000] Niagara Area Development Corporation (New York)
Solid Waste Disposal Facility Refunding Revenue Bonds
(Covanta Project), Series 2018[A/B]

The undersigned, on behalf of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”), hereby certifies as set forth below with respect to the sale and issuance of the above- captioned bonds (the “Bonds”).

1. Sale of the Bonds. As of the date of this certificate, the first price at which at least 10% of the Bonds was sold to the Public is the price listed in Schedule A.

2. Defined Terms.

(a) Public means any person (including an individual, trust, estate, partnership, association, company, or corporation) other than the Underwriter or a related party to the Underwriter. The term “related party” for purposes of this certificate generally means any two or more persons who have greater than 50 percent common ownership, directly or indirectly.

(b) Underwriter means (i) any person that agrees pursuant to a written contract with the Issuer (or with the lead underwriter to form an underwriting syndicate) to participate in the initial sale of the Bonds to the Public, and (ii) any person that agrees pursuant to a written contract directly or indirectly with a person described in clause (i) of this paragraph to participate in the initial sale of the Bonds to the Public (including a member of a selling group or a party to a retail distribution agreement participating in the initial sale of the Bonds to the Public).

The representations set forth in this certificate are limited to factual matters only. Nothing in this certificate represents the Underwriter’s interpretation of any laws, including specifically Sections 103 and
148 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder. The undersigned understands that the foregoing information will be relied upon by the Issuer with respect to certain of the representations set forth in the Tax Certificate and Agreement of the Issuer and with respect to compliance with the federal income tax rules affecting the Bonds, and by Bond Counsel in connection with rendering its opinion that the interest on the Bonds is excluded from gross income for federal income tax purposes, the preparation of Internal Revenue Service Form 8038, and other federal income tax advice it may give to the Issuer from time to time relating to the Bonds.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Underwriter

By:_      Name:
Dated: , 2018

A-1

SCHEDULE A
TO ISSUE PRICE CERTIFICATE

ACTUAL SALES INFORMATION AS OF CLOSING DATE

Maturity	Coupon	Date Sold	Par Amount	Sale Price
[November 1, 2042	4.750%	August 29, 2018	$130,000,000	100%]
[November 1, 2024	3.500%	August 29, 2018	$35,010,000	100%]

S-A-1

Exhibit B

Form of Supplemental Opinion of Bond Counsel

[September ], 2018

Merrill Lynch, Pierce, Fenner & Smith Incorporated as Underwriter
555 California Street, Suite 1160
San Francisco, California 94104

Re: Niagara Area Development Corporation $130,000,000 Solid Waste Disposal
Facility Refunding Revenue Bonds (Covanta Project), Series 2018A and
$35,010,000 Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta
Project), Series 2018B

Ladies and Gentlemen:

In connection with the issuance by the Niagara Area Development Corporation (the "Issuer") of its $130,000,000 Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018A (the "Series 2018A Bonds"), and its $35,010,000 Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018B (the "Series 2018B Bonds" and, together with the Series 2018A Bonds, the "Bonds"), which are being delivered on this date pursuant to a certain Bond Purchase Agreement, dated August , 2018 (the "Bond Purchase Agreement"), by and among the Issuer, Covanta Holding Corporation (the "Company") and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), we have examined (a) a certain Indenture of Trust, dated as of September 1, 2018, by and between the Issuer and Wells Fargo Bank, National Association, as trustee (the "Trustee"); (b) a certain Preliminary Limited Offering Memorandum, dated August 20, 2018 (the "Preliminary Limited Offering Memorandum") and a certain Limited Offering Memorandum, dated August 29, 2018 (the "Limited Offering Memorandum") of the Issuer and the Company, each relating to the initial offering and sale of the Bonds; (c) an executed copy of the Bond Purchase Agreement; and (d) the record of proceedings relating to the issuance and delivery of the Bonds.

As bond counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, opinions and documents as we have deemed necessary or appropriate for the purposes of the opinions rendered herein. In such examination, we have assumed the genuineness of all signatures, the authenticity and due execution of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion we have relied, without having made any independent investigation, upon the aforesaid instruments, certificates, opinions and documents. All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Limited Offering Memorandum.

Based upon and subject to the foregoing, although we assume no responsibility for the accuracy or completeness of factual information contained in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, we are of the opinion that the information contained in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum (other than financial and statistical data contained therein, as to which no opinion is expressed), under the headings “INTRODUCTION”, "SOURCES OF PAYMENT AND SECURITY FOR THE BONDS” (except for information relating to the ranking of the Bonds), "THE BONDS", "TAX EXEMPTION", and in "APPENDIX B — SELECTED DEFINITIONS AND SUMMARY OF LEGAL DOCUMENTS" fairly and accurately summarize certain provisions of the documents or matters of law indicated therein.

Additionally, we are of the opinion that the Bonds are exempt securities within the meaning of the Securities Exchange Act of 1933, as amended, and the Trust Indenture Act of 1939, as amended, and no registration of the Bonds under the Securities Exchange Act of 1933, as amended, or of the Indenture under the Trust Indenture Act of 1939, as amended, is required in connection with the offer and sale of the Bonds.

In the course of the preparation of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, we participated in numerous conferences and conversations with certain of the Issuer's officials and also consulted with representatives of the Company and the Underwriter. In this connection, we did not undertake any independent examination or review of, or otherwise attempt to make any independent verification of (i) any records or proceedings of, or any factual matters relating to or otherwise involving the Issuer or the Company, or (ii) any other factual matters contained in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum. Accordingly, except with respect to the statements and summaries referred to in the paragraph above, we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum. Further, we are not in a position to provide, and we hereby expressly disclaim, any commentary or assurances contained in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum. Subject to the foregoing limitations with respect to our engagement, no information has come to our attention in connection with the preparation of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum or in our conferences or conversations referred to above which has caused us to believe that the Preliminary Limited Offering Memorandum, as of its date and as of the date of the Bond Purchase Agreement, and the Limited Offering Memorandum, as of the date thereof and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The opinions expressed herein may be relied upon in connection with your purchase of the Bonds, but may not be quoted or communicated to others without our prior written consent and may not be relied upon by anyone other than you.

Very truly yours,

HARRIS BEACH PLLC

By:

Exhibit C

Form of Opinion of In-House Counsel to the Company

, 2018

Niagara Area Development Corporation, as Issuer
Sanborn, New York 14132

Wells Fargo Bank, National Association, as Trustee
Philadelphia, Pennsylvania 19109

Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Underwriter
San Francisco, California 94104

Ladies & Gentlemen:

I am the Vice President & Deputy General Counsel of Covanta Energy, LLC, a Delaware limited liability company (“CE”). In that capacity, I provide legal advice and counsel to CE and its affiliated companies, including Covanta Holding Corporation, a Delaware corporation (the “Company”). Pursuant to a Bond Purchase Agreement, dated August 29, 2018 (the “Bond Purchase Agreement”), among Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”), Niagara Area Development Corporation (the “Issuer”), and the Company, the Issuer has agreed to issue, deliver and sell, and the Underwriter has agreed to purchase and make a limited public offering and sale of $165,010,000 aggregate principal amount of the Bonds (as defined in the Bond Purchase Agreement) by means of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum (each as defined in the Bond Purchase Agreement). Capitalized terms used but not defined herein shall have the meanings set forth in or incorporated within the Bond Purchase Agreement.

For purposes of this opinion letter, I, or others under my supervision, have reviewed copies of the documents listed on Schedule 1 attached hereto (the “Documents”). The Documents numbered (1) through (7) in Schedule 1 attached hereto are sometimes hereinafter referred to collectively as the “Financing Agreements.” The Documents numbered (2) through (7) in Schedule 1 attached hereto are sometimes hereinafter referred to collectively as the “Loan Documents.” Certain other capitalized terms used herein are defined in Schedule 1 attached hereto.

I, or others under my supervision, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, opinions of counsel, certificates of public officials and representatives of the Company and such other documents and instruments as I have deemed appropriate, and I have made such investigations (or caused investigations to be made by others under my supervision) of such laws as I have deemed necessary or advisable as a basis for the opinions expressed below. In connection with the foregoing, I have assumed (i) the statements of fact made in all such certificates, documents and instruments are accurate and complete; (ii) the conformity of all certificates, documents and instruments submitted to me as copies; (iii) the genuineness of the signatures of persons signing all certificates, instruments and documents on behalf of parties other than the Company relevant to the opinions expressed below; (iv) the due existence, status, powers and authorization of, and execution and delivery by, the parties signing all such certificates, instruments and documents other than the Company; (v) the compliance with all obligations and agreements arising under all such certificates, instruments and documents by all parties other than the Company; and (vi) the enforceability in accordance with their respective terms of such certificates, instruments and documents against all parties thereto other than the Company. As to questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of the Company or its officers or of public officials.

Based upon the foregoing and subject to the assumptions, qualifications, exceptions and limitations set forth in this letter, I am of the opinion that:

1.	The Company is validly existing as a corporation and is in good standing under the laws of the state of Delaware and is duly qualified to do business and is in good standing in the state of New York.

2.
The Company has the power to execute, deliver and perform the Financing Agreements to which it is a party. The execution, delivery and performance by the Company of the Financing Agreements to which it is a party have been duly authorized by all necessary corporate action of the Company.

3.
Each of the Financing Agreements to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.
The execution, delivery and performance on the date hereof by the Company of the Financing Agreements to which it is a party do not violate the Delaware Corporation Act or the Organizational Documents.

5.
The execution and delivery by the Company of the Financing Agreements to which it is a party and the performance by the Company of its obligations thereunder do not (i) result in a material breach of any of the terms, covenants, conditions or provisions of, or (ii) constitute a default under, any material agreement to which the Company is a party, excepting any such breach or default which would not have a material adverse effect on the ability of the Company to perform its obligations under the Financing Agreements or upon the validity or enforceability of the Financing Agreements against the Company.

6.
No approval or consent of, or registration or filing with the Office of the Secretary of State of the State of Delaware is required to be obtained or made by the Company under the Delaware Corporation Act in connection with the execution, delivery and performance on the date hereof by the Company of the Financing Agreements to which it is a party.

7.
Except as disclosed in the Preliminary Limited Offering Memorandum or in the Limited Offering Memorandum, to the best of my knowledge, there is no action, suit, proceeding or investigation at law or in equity by or before any court or public board or body pending against the Company wherein an unfavorable decision, ruling or finding would materially and adversely affect (i) the validity or enforceability against the Company of any of the Financing Agreements to which the Company is a party, (ii) the security for the Bonds or (iii) the validity or enforceability of the Bonds.

8.
The information in the Preliminary Limited Offering Memorandum, as of its date and as of the date of the Bond Purchase Agreement, and in the Limited Offering Memorandum, as of its date and as of the date hereof, under the headings “APPLICATION    OF PROCEEDS”, “SOURCES OF PAYMENT AND SECURITY FOR THE BONDS” (except under the subheading “Limited Obligations”), “THE BONDS,” “CONTINUING DISCLOSURE” and Appendix B to the Preliminary Limited Offering Memorandum, and the Limited Offering Memorandum, to the extent the information in such sections constitutes descriptions of the Bonds and certain provisions of the Loan Documents to which the Company is a party, has been reviewed by me and is accurate in all material respects as of such respective dates, and insofar as such information in such sections constitutes matters of law or legal conclusions as to the Financing Agreements, has been reviewed by me and is accurate in all material respects as of such respective dates.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability, public policy and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

I have furnished general legal advice and assistance to the Company in the course of its participation in the preparation of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum and other matters related to the offering of the Bonds. Rendering such assistance involved, among other things, certain discussions and inquiries concerning various legal and related subjects and reviews of certain records, documents and proceedings conducted either by me or at my request by others on my legal staff. I also participated in conferences with representatives of the Company, the Authority and the Underwriter and their respective counsel and bond counsel at which contents of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum were discussed. Although I have not independently checked the accuracy and completeness of or otherwise verified, and am not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, except as set forth in paragraph 8 above, I can advise you that, on the basis of the foregoing (relying as to matters of fact upon officers and other representatives of the Company), no facts have come to my attention that would lead me to believe that, solely with respect to information concerning the Company contained in the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum and included therein under the headings “INTRODUCTION,” “THE COMPANY,” “RISK FACTORS,” and “LITIGATION – The Company” and in Appendix A thereto (except as to the financial information and statistical data or mathematical computations included or incorporated by reference in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, or any narrative description of any such data or computations, including that of the Company, if any, as to which I am not called upon to and do not, express any view) (the “Company Information”), on the date of the Preliminary Limited Offering Memorandum and on the date of the Limited Offering Memorandum and on the date hereof, the Company Information contained any untrue statement of a material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made (including the intended use of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum as disclosure documents for use only in connection with the present offering of the Bonds), not misleading.

I am licensed to practice law in the state of New York and do not express any opinion herein as to laws other than the laws of the state of New York, the Delaware General Corporation Law and the Federal laws of the United States of America. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This letter has been prepared solely for your use in connection with the issuance of the Bonds under the Bond Purchase Agreement on the date hereof and should not be quoted in whole or in part or otherwise be referred to or relied upon, and should not be filed with or furnished to any governmental agency or other person, without my prior written consent, excepting only bond counsel, Harris Beach PLLC, and your independent accountants and attorneys acting on your behalf in connection with the transactions contemplated hereby (each of whom may be furnished and rely upon this opinion letter), and except that this opinion letter may be included in the transcript of proceedings for the Bonds (but without expanding the group who may rely hereon as described above).

Very truly yours,

Kirk J. Bily,

Vice President & Deputy General Counsel

Schedule 1
Documents Reviewed

1.	Executed copy of the Bond Purchase Agreement, dated August 29, 2018, among the Underwriter, the Issuer and the Company.

2.	Executed copy of the Loan Agreement, dated as of September 1, 2018, between the Issuer and the Company.

3. Executed copy of the Tax Compliance Agreement, dated as of the date hereof, between the
Issuer and the Company.

4. Limited Offering Memorandum dated August 29, 2018 relating to the Bonds (the “Limited
Offering Memorandum”).

5. Preliminary Limited Offering Memorandum dated August 20, 2018 relating to the Bonds
(the “Preliminary Limited Offering Memorandum”).

6. Executed copy of the Continuing Disclosure Agreement (the “Continuing Disclosure
Agreement”), dated as of the date hereof, from the Company.

7.	Executed copy of the Indenture of Trust (the “Indenture”), dated as of September 1, 2018, by and between the Issuer and the Trustee, including the Form of Bond attached as Exhibit A thereto.

8. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of
State of the State of Delaware on , 2018.

9.	The Bylaws of the Company (collectively with the document referred to in item 8 above, the “Organizational Documents”).

10.	A certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated , 2018 (the “Good Standing Certificate”).

11.	A certificate of good standing and due qualification of the Company to transact business in the state of New York issued by the Secretary of State of the State of New York dated
, 2018.

12. The Corporate Authorization Policy of the Company and its subsidiaries dated September
2012.

Exhibit D

Form of Opinion of Counsel to the Underwriter

September , 2018

To:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, San Francisco, California

We have served as counsel to you (the “Underwriter”) in connection with your purchase from Niagara Area Development Corporation (the “Issuer”) of its $130,000,000 (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018A (AMT) (the “Series 2018A Bonds”) and its $35,010,000 (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018B (Non-AMT) (the “Series 2018B Bonds” and, together with the Series 2018A Bonds, the “Bonds”), dated the date of this letter, pursuant to the Bond Purchase Agreement, dated August 29, 2018 (the “Purchase Agreement”), among you, the Issuer and Covanta Holding Corporation (the “Company”). This letter is provided pursuant to Section 9(b)(ii)(3) of the Purchase Agreement. Capitalized terms not otherwise defined in this letter are used as defined in the Purchase Agreement.

In accordance with the terms of our engagement, certain of our lawyers reviewed (a) the Preliminary Limited Offering Memorandum, dated August 20, 2018, (the “Preliminary Limited Offering Memorandum”), and (b) the Limited Offering Memorandum dated August 29, 2018 (the “Limited Offering Memorandum”) relating to the Bonds, and participated in discussions with representatives of the Issuer and its counsel and bond counsel, the Company and its counsel, your representatives, and others, regarding the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum, the information contained therein, and related matters. With your permission, no auditor’s consent has been requested and the Company’s independent public accountants have not been requested to perform, and have not performed, any procedures relating to the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum.

The purpose of our professional engagement in that regard was not to establish or to confirm factual matters set forth in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, and we have not undertaken to verify independently any of those factual matters. Many of the determinations required to be made in the preparation of the Preliminary Limited Offering Memorandum and the Limited Offering Memorandum involve matters of a non- legal nature.

Subject to the foregoing, on the basis of the information gained by our lawyers involved in the review and discussions referred to above, we confirm to you that nothing came to the attention of those lawyers that caused them to believe that (1) the Preliminary Limited Offering Memorandum, as of its date and as of the date of the Purchase Agreement, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (2) the Limited Offering Memorandum, as of its date and as of this date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made,

D-1

not misleading; provided, however, that we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum, and we do not express any belief with respect to the financial information included or incorporated by reference in Appendix A – “Covanta Holding Corporation,” or other financial, technical, statistical, accounting or demographic data or forecasts, or any information about the book-entry system and The Depository Trust Company, or the information under the heading “Tax Exemption” contained in the Preliminary Limited Offering Memorandum or the Limited Offering Memorandum.

In addition to the review and discussions referred to above, we have also examined an executed counterpart of the Purchase Agreement and such other proceedings, documents, matters and law as we deem necessary to render the opinions set forth below.

Based on that examination and subject to the limitations stated below, we are of the opinion that under existing law:

1. The Bonds are exempt from registration under the Securities Act of 1933, as amended, and the Indenture is exempt from qualification under the Trust Indenture Act of 1939, as amended.

2. The Continuing Disclosure Agreement satisfies the requirement of paragraph (b)(5) of Rule 15c2-12 prescribed under the Securities Exchange Act of 1934, as amended (the “Rule”), that you obtain an undertaking for the benefit of the holders, including beneficial owners, of the Bonds to provide certain annual financial information and event notices at the time and in the manner required by the Rule.

The legal opinions stated immediately above are based on an analysis of existing laws, regulations, rulings and court decisions and cover certain matters not directly addressed by such authorities. In rendering all such opinions, we assume, without independent verification, and rely upon (i) the accuracy of the factual matters represented, warranted or certified in the proceedings and documents we have examined and (ii) the due and legal authorization, execution and delivery of those documents by and the valid, binding and enforceable nature of those documents upon the parties thereto.

This letter is being furnished only to you for your use solely in connection with the transaction described herein and may not be relied upon by anyone else or for any other purpose without our prior written consent. No statements of belief or opinions other than those expressly stated herein shall be implied or inferred as a result of anything contained in or omitted from this letter. The statements of belief and opinions expressed in this letter are stated only as of the time of its delivery and we disclaim any obligation to revise or supplement this letter thereafter. Our engagement in connection with the original issuance and delivery of the Bonds is concluded upon delivery of this letter.

Respectfully submitted,

D-2